Exhibit 10.3

SHAREHOLDERS’ AGREEMENT

NOVIANT INC.

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2026, by and among Noviant Inc., a New York corporation (the “Corporation”), Aether Compute LLC, a Delaware limited liability company (“Aether”) and Kevin Wang, Jin Yi Wang, and Enbo B. Zeng (collectively, the “Founders” and, together with Aether, the “Shareholders” and each, a “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Corporation was organized and formed under the laws of the State of New York on September 23, 1997, and is the company whose shares are being acquired pursuant to that certain Stock Purchase Agreement, effective as of August 4, 2026, by and among Aether, Aether Holdings, Inc., a Delaware corporation (“Parent”), the Corporation and the Founders (the “SPA”).

WHEREAS, immediately after the closing of the transactions contemplated by the SPA (the “Closing”), all of the issued and outstanding shares of common stock of the Corporation (the “Shares”) will be owned in the following manner, subject to final confirmation of the Corporation’s stock ledger and capitalization records:

1.	Kevin Wang, owner of Forty (40) shares of common stock, representing Twenty Percent (20.00%) of the total shareholder interest in the Corporation;

2.	Jin Yi Wang, owner of Twenty (20) shares of common stock representing Ten Percent (10.00%) of total shareholder interest in the Corporation;

3.	Enbo B. Zeng, owner of Twenty (20) shares of common stock, representing Ten Percent (10.00%) of the total shareholder interest in the Corporation;

4.	Aether Compute LLC, owner of One Hundred and Twenty (120) shares of common stock, representing Sixty Percent (60.00%) of the total shareholder interest in the Corporation;

WHEREAS, the Shareholders desire to set forth their agreements concerning governance, reserved matters, transfer restrictions, information rights, confidentiality, public-company compliance and related matters to ensure that the Corporation is operated after the Closing in a manner consistent with the SPA and Parent’s public-company obligations;

WHEREAS, the parties intend that this Agreement supplement, and not limit, the SPA, the Ancillary Agreements referred to in the SPA and the Corporation’s organizational documents, and that each Shareholder and any permitted transferee be bound by the restrictions and obligations set forth herein; and

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Board Composition.

Effective as of the Closing, the Board of Directors of the Corporation (the “Board”) shall consist of three (3) directors, unless another number is approved by Aether in writing and permitted by the Certificate of Incorporation and By-laws of the Corporation. Aether shall have the right to designate two (2) directors. The Founders, acting by majority vote of the Shares held by the Founders, shall have the right to designate one (1) director, subject to Aether’s approval, not to be unreasonably withheld, conditioned or delayed. After the selection of the three directors and at the initial Board meeting, Aether shall designate one of the directors as the chair of the Board. A quorum shall consist of a majority of the directors then in office. The absence, abstention or refusal to vote of any director shall not prevent the Board from acting if a quorum is otherwise present.

2. Officers; Authority; Bank Signatories.

The officers of the Corporation, including the President or chief executive officer and the chief financial officer or finance lead, shall be appointed by the Board. Prior to the initial Board meeting, Aether shall have approval rights over bank signatories, cash management, budgets, accounting systems, reporting calendars, internal controls and public-company reporting support; and no Founder shall have authority to bind the Corporation, Aether or Parent except as expressly authorized in writing by the Board and Aether.

3. Decision Making.

The business and affairs of the Corporation shall be managed under the direction of the Board. Day-to-day operational authority may be delegated to officers, employees or service providers approved by the Board, subject in all respects to the reserved matters and other restrictions in this Agreement, the SPA, the Corporation’s organizational documents and applicable law.

The Corporation and the Shareholders shall take all corporate actions, including amendments to the Certificate of Incorporation, By-laws and stock ledger, reasonably required to give effect to this Agreement and the SPA.

4. Management and Operation; Reserved Matters.

Subject to the oversight of the Board, and the approval rights of Aether prior to the initial Board meeting, the President or chief executive officer, or any other officer approved by the Board, may oversee general business matters, including insurance, accounting, financing, customer relationships, product development and day-to-day operations of the business.

Each officer, director and service provider of the Corporation shall comply with applicable fiduciary duties and contractual obligations and shall safeguard, preserve and protect all funds, property, data, intellectual property and other assets of the Corporation. All such funds and assets shall be used solely for lawful business purposes of the Corporation and in accordance with this Agreement, the SPA and applicable law.

Notwithstanding the foregoing or anything contained herein to the contrary, the Corporation shall not, and no officer, employee, director or Shareholder shall cause or permit the Corporation to, take any action with respect to a Material Matter (as defined below) without the prior written approval of Aether prior to the initial Board meeting and the Board and, to the extent required by applicable law or the Corporation’s organizational documents, the requisite approval of the Shareholders. For purposes of this Agreement, “Material Matters” shall mean and include the following:

●	Any amendment, alteration or repeal of the Corporation’s Certificate of Incorporation or By-laws;

●	Any merger, consolidation, reorganization, dissolution, liquidation, winding up, sale of all or substantially all assets, recapitalization or similar transaction involving the Corporation;

●	Any sale, lease, exchange, transfer, license, abandonment or other disposition of any material asset, intellectual property, data, source code, domain, repository, contract right or other asset outside the ordinary course of business or with a value exceeding $25,000;

●	Incurring, guaranteeing or refinancing any debt, loan or other financial liability, granting any lien or security interest, or entering into any financing arrangement, except as expressly approved in the annual budget approved by Aether;

●	Approving any capital expenditure or entering into any contract or commitment requiring payments by the Corporation exceeding $50,000 individually or $150,000 in the aggregate in any fiscal year, except as expressly approved in the annual budget approved by Aether;

●	The issuance, creation, authorization, repurchase, redemption or reclassification of any shares of stock, options, warrants, convertible securities, phantom equity, profit participation rights or other equity or equity-linked securities, or the admission of any new shareholder;

●	Commencing or consenting to any bankruptcy, insolvency, receivership, assignment for the benefit of creditors, corporate reorganization or similar proceeding;

●	The hiring, termination, promotion, demotion or setting or changing of compensation, bonuses, equity incentives or other benefits for any officer, senior employee or Founder, or any other employee or contractor earning more than $150,000 annually, except as expressly approved in the annual budget approved by Aether;

●	Any material change in the core nature, scope or line of business of the Corporation;

●	Any declaration or payment of dividends or distributions, any redemption or repurchase of shares, or any payment to a Shareholder or affiliate outside the ordinary course and outside arrangements approved by Aether;

●	Any related-party transaction, tax election or accounting policy change, settlement of litigation or claim, waiver of material rights, initiation of material litigation, or action that would reasonably be expected to affect Parent’s SEC reporting, Nasdaq compliance, internal controls or other public-company obligations; and

●	Any agreement, commitment or understanding to do any of the foregoing.

5. Dividends; Distributions.

(a)	Dividends and distributions shall not be declared or paid except if approved in advance by the Board and only to the extent permitted by applicable law, the Corporation’s organizational documents, the SPA, this Agreement, applicable financing arrangements, solvency requirements and reserves reasonably determined by the Board.

(b)	Any dividend or distribution that is properly declared and paid shall be made to the Shareholders pro rata in accordance with their respective ownership interests in the Corporation as of the applicable record date, unless otherwise required by the terms of a duly authorized class or series of equity securities approved in accordance with this Agreement.

6. Records of the Corporation.

The Corporation shall maintain complete and accurate books, records, capitalization records, accounting records, bank records, tax records, contracts, intellectual property records, employee and contractor records and other records reasonably necessary for the operation of the Corporation and Parent’s public-company reporting, audit, internal control, tax and compliance obligations.

The Corporation shall keep such records at its principal office at 1250 Broadway, 36th Floor, New York, NY 10001, at the principal office of the Corporation’s accountant. All Shareholders, including Founders and Aether, and their respective representatives, auditors, counsel and advisors shall have prompt access during normal business hours, and upon reasonable notice, to the Corporation’s personnel, books, records, bank statements, tax records, customers, contracts, auditors, systems and other information required for SEC reporting, audit, internal control, tax, Nasdaq and compliance obligations.

7. Bank Accounts; Checks; Controls.

All cash, checks and instruments for the payment of money shall be deposited only in bank accounts maintained in the name of the Corporation and approved by Aether prior to the initial Board meeting. Prior to the initial Board meeting, Bank signatories, wire authority, check authority, account openings and closings, payment controls and cash-management procedures shall be subject to the prior approval of Aether, and thereafter, the Board. No Shareholder, officer or employee shall maintain off-book accounts or use Corporation funds except for lawful business purposes of the Corporation.

8. Capitalization; Issuance of Additional Shares.

The Corporation shall not, while this Agreement is in force, issue, create, authorize, sell, transfer, redeem, repurchase or reclassify any shares of stock, options, warrants, convertible securities, phantom equity, profit participation rights or other equity or equity-linked securities, or otherwise revise its capital structure, without the prior written approval of Aether and the Board and any other approvals required by applicable law or the Corporation’s organizational documents. Any issuance or capitalization action taken in violation of this Section shall be null, void and of no force or effect to the fullest extent permitted by law.

9. Founder Service; Restrictive Covenants.

Kevin Wang, Jin Yi Wang, and Enbo B. Zeng shall comply with their respective founder service, confidentiality, invention assignment, non-solicitation, non-disparagement, compliance, return-of-property, cooperation and restrictive covenant agreements (“Restrictive Convenant Agreements” or “RCA”), if applicable, including sale-of-business covenants to the maximum extent permitted by applicable law. For the duration of the RCA, no Founder shall own, operate, join, control, participate in, be employed by, consult for, provide services to, or otherwise be connected with any business that competes with the Corporation, Aether or Parent, except as expressly permitted by a written agreement signed by Aether and Parent. Nothing in this Section limits any additional restrictive covenant, fiduciary duty, confidentiality obligation, intellectual property assignment or other obligation owed by any Founder under the SPA, any Ancillary Agreement or applicable law.

10. Public Company Compliance; No Trading; Public Announcements.

Parent shall control all SEC filings, Nasdaq notifications, press releases, investor communications, public-company disclosures and other public disclosures relating to Parent, Aether, the Corporation, the SPA, the transactions contemplated by the SPA or this Agreement. No Shareholder or Corporation representative shall make any press release, social media post, investor communication, customer communication, non-essential employee communication or other public statement concerning Parent, Aether, the Corporation, the SPA, the transactions contemplated by the SPA or this Agreement without Parent’s prior written consent, except as required by law after reasonable advance notice to Parent. Parent is aware of Company’s contractual obligations to its existing customers and governmental entities regarding disclosure of holders of Company’s Share as part of their Third-Party Risk Management.

Each Shareholder acknowledges that such Shareholder may receive material nonpublic information concerning Parent. No Shareholder shall, and each Shareholder shall cause its representatives not to, directly or indirectly, buy, sell, short, hedge, pledge, lend, trade or enter into any derivative or other transaction involving Parent securities while in possession of material nonpublic information or otherwise in violation of applicable securities laws, Parent’s insider-trading policy or any applicable lock-up or leak-out agreement.

11. Transfer Restrictions.

No Shareholder shall, while this Agreement is in force, directly or indirectly sell, assign, encumber, pledge, hypothecate, transfer, gift, hedge or otherwise dispose of any Shares, whether now owned or hereafter acquired, except pursuant to this section and in strict compliance with this Agreement, the SPA, the Ancillary Agreements and applicable securities laws.

Prior to the initial Board meeting, any transfer by a Founder or any permitted transferee of a Founder shall require Aether’s prior written consent, except for transfer by Founder of his Shares to a limited liability company which he controls (“Founder’s Entity”), and except for estate-planning transfers approved in advance by Aether that remain subject to this Agreement and a joinder acceptable to Aether and Parent. Notwithstanding the foregoing, Aether may, without the consent of any other Shareholder and without complying with subsections (b) through (f), transfer, assign, pledge or otherwise dispose of any Shares to Parent, any Affiliate of Aether or Parent, any successor or acquirer of Aether or Parent, any financing source or pledgee, or in connection with any merger, consolidation, reorganization, sale of assets, sale of equity, financing, internal restructuring or strategic transaction (each, an “Aether Permitted Transferee”); provided that any transferee of voting Shares that is not already bound by this Agreement executes a joinder reasonably satisfactory to the other Shareholder(s), Aether and Parent.

Sale of Shares

(a)	Any purported transfer or disposition of Shares not made in strict compliance with this Section 11 or otherwise permitted under this Agreement shall be null, void and of no force or effect, and the Corporation shall not recognize or register any such transfer on its books.

(b)	If a Shareholder desires to sell or otherwise transfer any Shares to any person or entity that is not then a Shareholder of the Corporation, such Shareholder (the “Selling Shareholder”) shall first obtain from such prospective transferee a bona fide written offer setting forth all material terms and conditions of the proposed purchase. Before accepting such offer, the Selling Shareholder shall deliver written notice to all other Shareholders, which notice shall include a complete copy of the offer, the identity of the proposed transferee, the number of Shares proposed to be transferred and all other material terms of the proposed transfer. Sales to a current Shareholder only require notice of all material terms and conditions of the proposed purchase.

(c)	Any other Shareholder shall have the first right, but not the obligation, to purchase all or any portion of the Shares proposed to be sold on the same economic terms set forth in the offer. If the other Shareholder does not elect to purchase all of the offered Shares, the other non-selling Shareholders may purchase the remaining offered Shares, on a pro rata basis in proportion to the Shares held by each such participating Shareholder or in such other proportions as they may agree with the Selling Shareholder’s approval.

(d)	Any Shareholder wishing to exercise the right of first refusal must deliver written notice of such election to the Selling Shareholder within thirty (30) days after receipt of the offer notice. Failure to deliver such notice within such thirty (30)-day period shall constitute a waiver of the right of first refusal with respect to that proposed transfer only.

(e)	If the right of first refusal is not exercised in full, the Selling Shareholder may, for a period of thirty (30) days thereafter, consummate the sale of the remaining offered Shares to the proposed transferee identified in the offer notice, solely on terms no more favorable to the transferee than those set forth in the offer notice. If the sale is not consummated within such thirty (30)-day period, the restrictions of this Section 11 shall again apply to any proposed transfer.

(f)	No transferee of Shares who is not already a Shareholder shall be admitted as a Shareholder unless approved in writing by Aether and unless such transferee executes a joinder to this Agreement and any other documents reasonably requested by Aether, Parent or the Corporation. In the absence of such approval and joinder, the transferee shall not be entitled to any voting, management, consent, inspection or information rights as a Shareholder and shall only be entitled to receive dividends and other distributions with respect to the Shares acquired, to the same extent the Selling Shareholder would have been entitled. Aether and the Corporation may impose such reasonable conditions on approval as they deem appropriate.

(g)	Drag-Along. If Aether approves a sale of all or substantially all of the Shares or assets of the Corporation, merger, consolidation, recapitalization or similar strategic transaction, Aether must first give at least 30 days notice to all of the other Shareholder, each Founder and each permitted transferee of a Founder all pertinent information to make an informed decision prior to holding a shareholders’ meeting for a vote. If no objection is made within the 30 day period prior to the shareholder’s meeting, then the Shareholders shall vote all Shares in favor of such transaction, waive dissenters’ or appraisal rights to the fullest extent permitted by law, execute customary purchase, merger, contribution, rollover, restrictive covenant, release, escrow, indemnity and other transaction documents, and take all other actions reasonably requested by Aether and the Corporation to consummate such transaction, provided that (i) such Shareholder receives the same form and amount of consideration per Share as other holders of the same class of Shares, subject to customary escrow, holdback and other pro rata adjustments, and (ii) any indemnity obligations of such Shareholder are several and pro rata based on the consideration received by such Shareholder, except with respect to such Shareholder’s fraud, willful misconduct, title to Shares, authority, taxes or covenant breaches.

(h)	Legends; Securities Laws. The Corporation may place customary restrictive legends and stop-transfer notations on certificates or book-entry records representing Shares to reflect the restrictions in this Agreement, the SPA, the Ancillary Agreements and applicable securities laws.

(i)	Founder Trigger Event Call Right. Upon the occurrence of a Founder Trigger Event with respect to any Founder, Aether shall have the right, but not the obligation, exercisable by written notice delivered within one hundred eighty (180) days after Aether first obtains actual knowledge thereof, to purchase all or any portion of the Shares held by such Founder and such Founder’s permitted transferees. “Founder Trigger Event” means (A) termination of such Founder’s employment or service relationship for cause under the applicable service agreement, (B) resignation in breach of any service agreement, (C) material breach of this Agreement, the SPA or any Ancillary Agreement, including any confidentiality, restrictive covenant, intellectual property, no-trading or transfer restriction, (D) fraud, willful misconduct or material breach of fiduciary duty, (E) bankruptcy, insolvency or creditor process affecting such Founder or such Shares, or (F) failure to execute or deliver documents required under this Agreement. The purchase price shall equal the Fair Market Value of the purchased Shares, less any amounts owed by such Founder to the Corporation, Aether, Parent or their Affiliates; provided that, for a Founder Trigger Event described in clauses (A) through (D), the purchase price shall not exceed the per-Share value implied by the SPA. Fair Market Value shall be determined by an independent appraiser selected by Aether and reasonably acceptable to the affected Founder, and the closing shall occur within thirty (30) days after such determination. Aether may assign this purchase right to Parent or any Affiliate of Aether or Parent.

12. Specific Performance.

The parties acknowledge and agree that the Shares cannot be readily purchased or sold on the open market and that monetary damages would be inadequate for a breach of this Agreement. The parties will be irreparably damaged if this Agreement is not specifically enforced. Should any dispute arise concerning the sale, encumbrance or other disposition of any Shares or any other breach or threatened breach of this Agreement, temporary, preliminary and permanent injunctive relief may be issued restraining such breach or threatened breach pending resolution of such controversy.

In the event of any controversy concerning any right or obligation under this Agreement, such right or obligation may be enforced by specific performance, injunctive relief and other equitable remedies without posting bond or proving actual damages. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies available at law, in equity, under the SPA or under any Ancillary Agreement. Each party waives any claim or defense that another party has an adequate remedy at law.

Each Shareholder shall indemnify, defend and hold harmless the Corporation and its respective Affiliates, directors, officers, employees, representatives, successors and assigns from and against all losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees, arising out of or relating to such Shareholder’s breach of this Agreement, any unauthorized transfer, breach of confidentiality or restrictive covenant, misuse of intellectual property, violation of applicable securities laws, fraud or willful misconduct. Each Shareholder may recover such amounts by setoff against any amount otherwise payable to such other Shareholder, and in respect to Aether and Parent, from any escrow or holdback, retention or cancellation of Parent securities to the extent permitted by the SPA or any Ancillary Agreement, or direct payment. These remedies are cumulative and do not limit any remedies under the SPA or any Ancillary Agreement.

13. Tax Matters; Withholding.

Tax indemnification, if any, relating to periods before or through the Closing shall be governed by the SPA. Each Shareholder shall cooperate with the Corporation, Aether and Parent in connection with tax reporting, withholding, tax returns, audits, tax elections and other tax matters reasonably requested by the Corporation, Aether or Parent. The Corporation may deduct and withhold from any dividend, distribution, redemption payment, transfer payment or other amount payable under this Agreement any amounts required to be deducted and withheld under applicable law. Nothing in this Agreement obligates the Corporation to make any tax distribution.

14. Agreement Binding Upon Transferees.

Except as otherwise provided in this Agreement, if any Shares are at any time disposed of or transferred to any party pursuant to this Agreement, the transferee shall take such Shares subject to all terms, provisions, conditions and covenants of this Agreement, the SPA and the Ancillary Agreements applicable to such Shares. As a condition precedent to any valid transfer, the transferee shall execute and deliver to the Corporation, Aether and Parent a written joinder agreeing to be bound by this Agreement and such other documents as Aether, Parent or the Corporation may reasonably request.

15. Severability.

If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect as though such invalid, illegal or unenforceable provision were not originally a part hereof. The parties shall negotiate in good faith to replace any such provision with a valid provision that most closely reflects the original intent and economic effect of the invalid, illegal or unenforceable provision.

16. Termination.

This Agreement shall remain in full force and effect until the earliest of (a) the dissolution and final winding up of the Corporation, (b) the date on which neither Aether nor any Aether Permitted Transferee owns any Shares and Parent no longer has any surviving rights or obligations under this Agreement, or (c) termination by a written instrument signed by the Corporation, Aether, Parent and holders of a majority of the Shares then held by the Founders and their permitted transferees; provided that confidentiality, no-trading, transfer restrictions applicable to prior transfers, restrictive covenants, tax matters, remedies, governing law, forum, survival and any accrued rights or obligations shall survive termination in accordance with their terms.

17. Dissolution of the Corporation.

Upon approval by the Board and the Shareholders to the extent required by applicable law, or if the Corporation must be terminated under applicable law, the Corporation shall cease the active conduct of its business and proceed to dissolve and wind up its affairs in accordance with applicable law and in the following order:

(1)	The Corporation shall liquidate, sell or otherwise dispose of its assets in an orderly manner approved by the Board;

(2)	The Corporation shall pay or make reasonable provision for all debts, liabilities and obligations of the Corporation, including contingent, unmatured and disputed claims, with the proceeds of liquidation and other available assets;

(3)	After payment or provision for all debts, liabilities, obligations, taxes and reserves, the Corporation shall satisfy any rights of holders of any senior class or series of equity securities duly authorized in accordance with this Agreement;

(4)	After the distributions prescribed above, the remaining assets of the Corporation shall be distributed to the Shareholders pro rata in accordance with their respective ownership interests in the Corporation, unless otherwise required by applicable law or the terms of a duly authorized class or series of equity securities approved in accordance with this Agreement.

The Corporation is authorized to prepare and file a Certificate of Dissolution and any other documents required by the New York Department of State or any other governmental authority.

Dissolution shall not release any party from accrued claims, confidentiality obligations, restrictive covenants, intellectual property obligations, tax obligations, indemnification obligations or other obligations that by their nature survive. Any post-dissolution business activities shall remain subject to all applicable contractual and legal restrictions.

18. Modification and Waiver.

No waiver, change or modification of this Agreement shall be valid unless in writing and signed by the Corporation and Shareholders holding a majority of the outstanding Shares; provided that (a) any amendment, waiver or modification that disproportionately and adversely affects any Shareholder relative to similarly situated Shareholders shall require the written consent of such affected Shareholder, and (b) any amendment, waiver or modification affecting Parent’s rights, public-company compliance protections, confidentiality rights, no-trading protections, disclosure-control rights or information rights shall require Parent’s prior written consent. No waiver shall be deemed a continuing waiver unless expressly stated in writing.

19. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by nationally recognized overnight courier, by certified or registered mail, return receipt requested, postage prepaid, or by email with confirmation of transmission, to the following addresses or to such other address as a party may designate by notice in accordance with this Section:

If to the Corporation:

Noviant Inc.: 1250 Broadway, 36th Floor, New York, NY 10001; Email: [*]

If to the Shareholders:

Kevin Wang: [*] ; Email: [*]

Jin Yi Wang: [*] ; Email: [*]

Aether Compute LLC: 110 Charlton Street, Unit RET B, Hudson Square, Manhattan, New York, NY 10014; Email: timothymurphy@helloaether.com

Enbo B. Zeng: [*] ; Email: [*]

Aether Holdings, Inc.: 110 Charlton Street, Unit RET B, Hudson Square, Manhattan, New York, NY 10014; Email: timothymurphy@helloaether.com

Any party may change its address for notice by delivering notice in the manner provided herein. Notice shall be deemed effectively given: (a) when personally delivered; (b) one (1) Business Day after deposit with a nationally recognized overnight courier; (c) three (3) Business Days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested; or (d) upon confirmation of transmission if sent by email before 5:00 p.m. recipient local time on a Business Day, and otherwise on the next Business Day.

20. Entire Agreement; Priority.

This Agreement, the SPA, the Ancillary Agreements and the Corporation’s organizational documents constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to such subject matter, except for any confidentiality, no-trading, expense, governing law, forum or other binding provisions that expressly survive by their terms.

21. Conflicts.

In the event of any conflict between this Agreement and the SPA or any Ancillary Agreement, the SPA or applicable Ancillary Agreement shall control as among the parties thereto. In the event of any conflict between this Agreement and the Corporation’s organizational documents, the parties shall take all actions reasonably necessary to amend the organizational documents to conform to this Agreement to the fullest extent permitted by applicable law.

22. Confidentiality.

The existence and terms of this Agreement, the SPA and the transactions contemplated hereby and thereby, and all non-public information relating to the Corporation, Aether or Parent, are confidential and may not be disclosed except to representatives, advisors, financing sources, auditors and potential financing sources who need to know such information for purposes of evaluating, consummating or administering the transactions contemplated hereby and who are informed of its confidential nature; provided that Parent may make any disclosure that Parent determines in good faith is required or advisable under securities laws, Nasdaq rules, Regulation FD, SEC reporting obligations, auditor requirements, board processes, financing arrangements, court order, subpoena, legal process or any inquiry by a governmental, regulatory or self-regulatory authority. Any disclosure in violation of this Section shall be deemed a material breach of this Agreement.

23. Survival.

The terms, conditions, obligations and covenants of this Agreement shall survive its execution by the parties, the Closing and the execution of all contracts hereafter entered into among the parties, except to the extent such transactions and contracts expressly supersede this Agreement by written instrument signed in accordance with Section 18.

24. Governing Law; Exclusive Forum; Waiver of Jury Trial.

This Agreement and all disputes arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without regard to conflict-of-law principles that would result in the application of the laws of another jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the state or federal courts located in New York. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

25. Further Assurances.

Each party shall execute, file, record, publish and deliver such additional certificates, instruments, agreements and other documents, and take such additional actions, as any other party may reasonably request to effectuate the transfer of any Shares, implement the governance arrangements contemplated hereby, conform the Corporation’s organizational documents and records to this Agreement, or otherwise accomplish the purposes of this Agreement, the SPA and the Ancillary Agreements.

26. Interpretation.

The fact that one or more parties or their counsel may have drafted or structured any provision of this Agreement shall not be considered in construing any provision in favor of or against any party.

27. Construction of Terms.

As used in this Agreement, wherever necessary or appropriate, the singular shall include the plural and vice versa, the masculine, feminine and neuter genders shall include each other, and references to “including” shall mean “including without limitation.”

28. Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic signature, electronic mail in portable document format, DocuSign or other electronic transmission, and any such electronic execution or delivery shall have the same binding legal effect as delivery of an original handwritten signature.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NOVIANT INC.

By:	/s/ Kevin Wang
Name:	Kevin Wang
Title:	CEO

AETHER COMPUTE LLC

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	CEO

AETHER HOLDINGS, INC., solely for the rights, protections and obligations set forth herein

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	Chairman of the Board and CEO

/s/ Kevin Wang
Kevin Wang

/s/ Jin Yi Wang
Jin Yi Wang

/s/ Enbo B. Zeng
Enbo B. Zeng